UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2023

Poseida Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39376	47-2846548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9390 Towne Centre Drive, Suite 200
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 779-3100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PSTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Agreements with Kristin Yarema, Ph.D.

In connection with the previously announced leadership transitions, on January 1, 2024, Poseida Therapeutics, Inc. (the “Company”) entered into an Executive Employment Agreement with Kristin Yarema, Ph.D. (the “Yarema Employment Agreement”). Pursuant to the Yarema Employment Agreement, Dr. Yarema will receive an annual base salary of $627,800 and will be eligible for a discretionary annual cash incentive bonus of up to 60% of her base salary. The Yarema Employment Agreement further provides that Dr. Yarema will receive an equity award comprised of (i) an option to purchase 345,200 shares of the Company’s common stock and (ii) restricted stock units underlying 250,000 shares of the Company’s common stock, each granted pursuant to the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) and the Company’s standard forms of stock option agreement and restricted stock unit award agreement, as applicable. Subject to certain conditions, Dr. Yarema is also eligible to receive a relocation allowance of up to $75,000 and a monthly stipend of $7,500 to cover temporary housing expenses. Also on January 1, 2024, the Company entered into an Amended and Restated Participation Agreement with Dr. Yarema (the “Yarema Participation Agreement”) under the Company’s Severance and Change in Control Plan (the “Severance Plan”). Subject to the terms of the Severance Plan, under the Yarema Participation Agreement, Dr. Yarema will be eligible for certain change in control benefits, including (a) in the event of a qualifying termination of employment not in connection with a change of control, a lump sum payment equal to 12 months of her base salary and payment of COBRA premiums for up to 12 months, and (b) in the event of a qualifying termination of employment in connection with a change of control, a lump sum payment equal to 18 months of her base salary, a lump sum payment equal to her target cash bonus, accelerated vesting of outstanding time-vesting equity awards, and payment of COBRA premiums for up to 18 months.

On December 31, 2023, the board of directors of the Company (the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Dr. Yarema as a director of the Company. Dr. Yarema will serve as a Class III director with an initial term expiring at the Company’s 2026 annual meeting of stockholders, or until her earlier death, resignation, or removal. There are no arrangements or understandings between Dr. Yarema and any other persons pursuant to which she was selected as a director of the Company. There is no transaction involving Dr. Yarema that requires disclosure under Item 404(a) of Regulation S-K.

Agreement with Mark Gergen

On January 1, 2024, the Company also entered into a Second Amended and Restated Executive Employment Agreement with Mark Gergen (the “Gergen Employment Agreement”). Pursuant to the Gergen Employment Agreement, Mr. Gergen will receive an annual base salary of $495,000. The Gergen Employment Agreement further provides that Mr. Gergen will receive an equity award comprised of (i) an option to purchase 172,600 shares of the Company’s common stock and (ii) restricted stock units underlying 125,000 shares of the Company’s common stock, each granted pursuant to the Equity Plan and the Company’s standard forms of stock option agreement and restricted stock unit award agreement, as applicable.

The foregoing descriptions of the Yarema Employment Agreement, Yarema Participation Agreement and Gergen Employment Agreement are not complete and are each qualified in their entirety by reference to the full text of such agreements, each of which is attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are each incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, by and between the Company and Kristin Yarema, Ph.D., dated January 1, 2024.

10.2	Amended and Restated Participation Agreement, by and between the Company and Kristin Yarema, Ph.D., dated January 1, 2024.

10.3	Second Amended and Restated Executive Employment Agreement, by and between the Company and Mark Gergen, dated January 1, 2024.

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poseida Therapeutics, Inc.

Date: January 4, 2024	By:	/s/ Harry J. Leonhardt, Esq.
	Name: Title:	Harry J. Leonhardt, Esq. General Counsel, Chief Compliance Officer & Corporate Secretary